CONSENT OF INDEPENDENT AUDITORS

Smith Barney Fundamental Value Fund Inc.

We consent to use in Post-Effective Amendment No. 32 to Registration Statement No. 2-71469 of our report dated November 13, 1998, appearing in the Annual Report to Shareholders for the year ended September 30, 1998, incorporated by reference in the Statement of Additional Information, and to the reference to us under the captions "Financial Highlights" in the Prospectus and "Counsel and Auditors" in the Statement of Additional Information, which are also included in such Registration Statement.



DELOITTE & TOUCHE LLP
New York, New York
January 25, 1999